SECOND AMENDMENT TO

MANAGEMENT AND INVESTOR RIGHTS AGREEMENT

This SECOND AMENDMENT (this “Amendment”), dated as of April 30, 2014, to that certain Management and Investor Rights Agreement, dated as of April 30, 2013 (the “Original Agreement” and, as amended on October 30, 2013 and by this Amendment, the “Agreement”), is made by and among Global Arena Holding, Inc., located at 555 Madison Avenue, New York, New York 10022 (the “Company”); and Daniel D. Rubino, Robert M. Pickus, George C. Dolatly (collectively, the “GCA Principals”) and GCA Ventures, LLC (“GCA Ventures”), located at 555 Madison Avenue, New York, New York 10022 (GCA Ventures and the GCA Principals, individually and collectively, shall hereinafter be referred to as “GCA”).

WHEREAS, GCA and the Company entered into the Original Agreement as of April 30, 2013, setting forth the financial and management consulting services to be provided by GCA to the Company, and the compensation arrangements designed to compensate GCA for such services;

WHEREAS, GCA and the Company entered into an amendment to the Original Agreement as of October 30, 2013; and

WHEREAS, the GCA and the Company have determined to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, GCA and the Company hereby agree as follows:

A. Section 4 of the Original Agreement is hereby amended in its entirety to read as follows:

“4. Compensation.

(a)           In consideration for execution of this Agreement and the services to be performed hereunder, the Company will award to GCA warrants (the “Warrants”) to purchase a total of 2,550,000 shares of the common stock, par value $0.001 per share, of the Company. These Warrants will be substantially similar in form to the warrants issued in connection with the Global Arena Holding Inc. Confidential Private Placement Memorandum dated March 2013, except the Warrant Price (as defined therein) will equal $0.25, and the Expiration Date (as defined therein) will be seven (7) years from the date of issuance.

(b)          The Warrants will be issued as follows:

1,000,000 Warrants will be awarded concurrently with the execution of this Agreement, as follows:

333,334 shares to Daniel D. Rubino (or an entity designated by him)

333,333 shares to Robert M. Pickus

333,333 shares to George C. Dolatly

800,000 Warrants will be awarded on the 6 month anniversary of the execution of this Agreement, as follows, or as otherwise directed by GCA Ventures:

425,000 shares to Daniel D. Rubino (or an entity designated by him)

187,500 shares to Robert M. Pickus

187,500 shares to George C. Dolatly

750,000 Warrants will be awarded on the 1 year anniversary of the execution of this Agreement, as follows, or as otherwise directed by GCA Ventures:

187,500 shares to Daniel D. Rubino (or an entity designated by him)

187,500 shares to Robert M. Pickus

375,000 shares to George C. Dolatly

(c)         All compensation payable hereunder shall be deemed fully earned and non-refundable in whole or in part on the date when payment is due.”

B. Section 5 of the Original Agreement is hereby amended to delete the last sentence thereof and to insert the following in its place: “No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations under Sections 6 or 8 hereof, or with respect to the fees, costs and expenses incurred by GCA in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.”

C.  Original Agreement. Other than as amended by the foregoing, the Company and GCA agree that the Original Agreement shall continue to be effective and in full force and effect.

D.  Modification. This Amendment may not be modified except by an instrument in writing executed by the Company and GCA.

E.  Governing Law. This Amendment shall be deemed to be a contract made under, and is to be governed and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

F.  Counterparts. This Amendment may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

G.  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, GCA and the Company have caused this Amendment to be duly executed and delivered on the date and year first above written.

GCA:

	/s/ Daniel D. Rubino	GCA Ventures, LLC
Daniel D. Rubino
		By:	/s/ Daniel D. Rubino
	/s/ Robert M. Pickus		Daniel D. Rubino
	Robert M. Pickus		Chairman

	/s/ George C. Dolatly	By:	/s/ George C. Dolatly
	George C. Dolatly		George C. Dolatly
Chief Executive Officer

COMPANY:

Global Arena Holding, Inc.

By:	/s/ John S. Matthews
John S. Matthews
Chairman

-3-